EXHIBIT 99.1

Hooker Furniture Corporation Reports Second Quarter Sales and Earnings

MARTINSVILLE, Va., Sept. 05, 2019 (GLOBE NEWSWIRE) -- Hooker Furniture Corporation (NASDAQ-GS: HOFT) today reported consolidated net sales of $152.2 million and net income of $4.2 million, or $0.35 per diluted share, for its 2020 fiscal year second quarter ended August 4, 2019.

Net sales decreased 9.7%, or $16.4 million, compared to the prior year period, and net income decreased 52.1%, or $4.5 million. Earnings per diluted share for the quarter decreased 52.7% from $0.74 a year ago.

For the fiscal 2020 first-half, consolidated net sales were $287.8 million, with net income of $6.1 million, or $0.52 per diluted share. Net sales decreased 7.6%, or $23.8 million compared to last year’s first half. Earnings per diluted share decreased 61.2% to $0.52 from $1.34 in the prior year first-half.

“Our business was significantly impacted by tariffs on finished goods and component parts imported from China and weak retail demand through the first six months of the year,” said Paul B. Toms Jr., chairman and chief executive officer.

“Looking across our industry, many public companies in the furniture industry are reporting weaker sales and reduced earnings. Business disruptions from the 10% tariff imposed last fall and the additional 15% tariff imposed this summer have impacted both our top and bottom line,” Toms said.  “Revenues have been negatively affected by tariff rhetoric in the marketplace and tariff-related price increases, which have reduced retailer and consumer demand. Profitability has been negatively impacted by higher costs, which have lowered margins,” Toms said.

“Despite all the headwinds, we believe we’re doing a credible job executing various measures to mitigate the impact of tariffs on our business going forward. These include negotiating vendor price concessions, passing along price increases to our customers in the form of surcharges that can be lifted, if tariffs are reduced or eliminated and adjusting pricing on new product introductions imported from China. Most importantly,” Toms said, “we are on schedule in shifting production away from China. While slightly over 40% of our product line was imported from China at the end of our most recent fiscal year, we expect less than about 22% of our products will be produced in China by the end of this fiscal year; however, we expect to be selling through remaining China-sourced product into next year.”

The lower year-over-year sales trend that began in the first quarter continued in the second quarter. Home Meridian’s 13.7%, or $13.8 million sales decline had the most impact on lower consolidated sales, while sales in the Hooker Branded segment and All Other decreased modestly by $1.1 million (2.8%) and $1.4 million (5.3%) respectively, compared to the prior year second quarter. HMI revenues were hit harder by tariff disruptions and because its base of larger retailers went into the year over-inventoried and delayed reorders until late in the second quarter.

“At the end of the quarter in July, incoming orders began to improve at HMI,” said Doug Townsend, HMI co-president. “Pulaski, Samuel Lawrence Furniture and Samuel Lawrence Hospitality all finished the quarter with double-digit increases in backlogs versus the prior year period,” he added.

The incoming order picture also brightened on a consolidated basis in July, Toms said. “Incoming orders are trending positively compared to both last quarter and the year-ago period. Since July, large retailers have been asking us to expedite orders so they can stock up for the upcoming fall selling season, which is traditionally the strongest of the year for furniture sales. Backlogs also are improving, with six of our eleven business units reporting higher backlogs than a year ago,” Toms said.

During the second quarter, consolidated gross profit decreased $6.8 million, from 21.1% to 18.9% of net sales, compared to last year’s second quarter. The decrease was driven by lower gross profit in the Home Meridian segment, and to a lesser extent in the Hooker Branded segment, partially offset by increased gross profit in All Other and the absence of $500,000 casualty loss that occurred in the second quarter a year ago. Gross profit decreases in the Home Meridian segment were driven by the nearly 14% sales decline and increased tariff costs.

Compared to the first quarter, consolidated operating income decreased at a lower rate and net income doubled in the second quarter, attributed primarily to a better performance at HMI. “While HMI operating results improved considerably to an operating loss of $66,000 compared to the $5 million operating loss last quarter, results were nonetheless subdued from a lower top line, tariff-related margin deterioration, inflated warehousing costs from increased inventories and other operational disruptions and re-sourcing costs caused by the tariffs,” said Townsend.

Segment Reporting: Hooker Branded

Net sales for the Hooker Branded segment decreased $1.1 million, or 2.8% in the fiscal 2020 second quarter versus the prior year second quarter, driven by a low-single-digit sales decrease in the Hooker Casegoods division, partially offset by net revenue growth in the mid-upper single digits at Hooker Upholstery. “Hooker Upholstery continues to benefit from expanded product offerings and higher average prices from more sofas and sectionals in its product mix,” said Toms. “Momentum in the division also is strong, with incoming orders up over 20% in the second quarter as compared to the prior year second quarter,” he said.

Noting that Hooker Casegoods had to pass on more significant tariff-related price increases than other divisions, Toms said that mid-to-upper-priced casegoods sourced in China have been more impacted by reduced demand than upholstery or moderately-priced casegoods. “Casegoods are a high-ticket, discretionary purchase. In an environment where retail sales are already weak, layering in tariff dynamics weighs heavily on the consumers’ decision to postpone that purchase.”

“Despite the sales decline and increased product costs, Hooker Branded was still highly profitable, with over 30% gross profit margin and over 10% operating income margin during the quarter and for the first-half,” Toms said.

Segment Reporting: Home Meridian

HMI’s sales were $87.2 million, down $13.8 million or 13.7% compared to the same period a year ago. “Continued softness at retail across all residential channels of distribution, compounded by ongoing industry disruptions from the China tariffs, were the primary causes of the sales decreases,” Townsend said. “Weak retail negatively impacted four of our five business units, with sales down across all traditional furniture retail channels,” he said.

The sales decline was partially offset by steady sales growth in hospitality and e-commerce channels, Townsend said, adding that “Samuel Lawrence Hospitality sales were up 44% in the fiscal 2020 second quarter as compared to the prior year period as new sales initiatives and customers increased demand in that unit. Total HMI e-commerce sales, including our e-commerce focused Accentrics Home business unit, were up approximately 16% year-to-date compared to the prior year-period.”

“Looking forward, while consolidated Q2 orders and backlog were down compared to last year, both our order and backlog trends have improved significantly in comparison to Q1,” he said. “In addition, lingering effects of several cost-related issues that began late last year at Home Meridian (“HMI”) deflated our performance.  In the quarter, we incurred about $900,000 of sales allowances related to a large customer return.  The slowdown in customer orders in the early part of the year also resulted in excess freight and handling costs for inventory which was in transit to the US which we were unable to receive and process efficiently. This issue impacted our cost of goods sold by about $950,000 in the quarter and we incurred another $350,000 of unplanned warehousing costs to handle excess and returned inventory.  The impact of excess freight costs will wind down in Q3, with only a nominal impact in Q4 and we will begin exiting some excess warehouse space this October with additional excess warehouses vacated early next fiscal year.

While results improved to nearly breakeven compared to last quarter’s operating loss, both sales and profit margins were negatively impacted by tariff disruptions, higher sales allowances from the quality issues  and excess warehousing costs. “We believe the quality issue has been resolved and we expect the excess warehousing costs to diminish over the remainder of the fiscal year.”

“Counter measures to improve results are well underway, and our re-sourcing strategy away from China is on schedule to be completed by Q4. We expect the tariffs to impact results less every quarter going forward as we move most sourcing away from China. Margin improvement initiatives through re-sourcing, increasing customer prices and reducing costs are also gaining traction and are showing positive results,” he said.

Segment Reporting: All Other

All Other, which includes domestically-produced upholstery divisions Bradington-Young, Shenandoah and Sam Moore, along with H Contract, reported a net sales decrease of $1.4 million, or 5.3%, from $27.1 million in last year’s second quarter to $25.7 million in the fiscal 2020 second quarter. Lower sales were driven by a sales decline in our domestic upholstery manufacturing divisions due to decreased incoming orders, partially offset by continued growth at H Contract, which specializes in furnishings for senior living and retirement facilities.

With targeted sales efforts, mid-year product introductions, and increased orders on several best-selling items, three of four divisions in All Other reported double-digit order increases in July 2019 versus July 2018. Under the leadership of a new division president, Sam Moore is starting to grow again, with July incoming orders up nearly 16% compared to the prior year and backlogs up 2.5% as of the end of the fiscal second quarter.

Despite a sales decrease, All Other’s gross profit increased in absolute terms and as a percentage of net sales due to lower material costs and better cost containment. It reported operating income margin of 6.8% and 8.3% for the fiscal second quarter and first half, respectively.

Cash, Debt and Inventory

The Company ended the fiscal 2020 second quarter with $13.3 million in cash and cash equivalents and $32.5 million in acquisition-related debt. Despite the disappointing operating results, during the first half the Company generated $11.0 million in cash from operating activities and $1.4 million from proceeds received on a note receivable from the sale of a former distribution facility, paid $3.7 million for capital expenditures to expand manufacturing facilities, $3.5 million in cash dividends to its shareholders and $2.9 million towards its term loans. As of August 4, 2019, $27.8 million was available on its $30.0 million revolving credit facility, net of $2.2 million reserved for standby letters of credit. Consolidated inventories stood at $113.6 million. Additionally, the Company’s total assets and liabilities each increased approximately $43 million due to the adoption of Accounting Standards Codification Topic 842, Leases on the first day of the current fiscal year.

Outlook

“We remain cautiously optimistic about the second half of the year and still expect that retail business and demand will improve to better levels beginning this fall, traditionally the strongest season of the year for furniture sales,” said Toms. “Requests from some large retailers to expedite orders so they’ll have adequate inventory for the fall selling season have been encouraging.”

“Our tariff mitigation strategies and sourcing shift away from China are well underway and we are reducing costs and non-essential spending, along with delaying some capital expenditures until the environment improves. We expect the real benefits of our tariff mitigation strategies and re-sourcing will begin to be felt in the 4th quarter and increasingly thereafter.

“Even with the uncertain business environment, we’re proactively taking many steps to expand, including launching new business units and product line extensions in numerous businesses. At the Fall High Point Market, we will introduce a product licensing program with football legend Terry Bradshaw at our PRI division, launch a new HMI division targeting mass merchants and introduce an expanded upholstery offering at Sam Moore. We remain highly engaged as a management team in strategic planning and continue to benefit from having a diverse portfolio of 11 operating units across many different distribution channels, price points and product categories. We remain confident in our business model, market position and strategies and believe we will adapt successfully to any challenges ahead,” Toms concluded.

Dividends

On September 4, 2019, our board of directors declared a quarterly cash dividend of $0.15 per share, payable on September 30, 2019 to shareholders of record at September 16, 2019.

Conference Call Details

Hooker Furniture will present its fiscal 2020 second quarter financial results via teleconference and live internet web cast on Thursday morning, September 5, 2019 at 8:00 AM Eastern Time.  The dial-in number for domestic callers is 877-665-2466, and 678-894-3031 is the number for international callers.  The conference ID number is 5487875. The call will be simultaneously web cast and archived for replay on the Company's web site at www.hookerfurniture.com in the Investor Relations section.

Hooker Furniture Corporation, in its 95th year of business, is a designer, marketer and importer of casegoods (wooden and metal furniture), leather furniture and fabric-upholstered furniture for the residential, hospitality and contract markets. The Company also domestically manufactures premium residential custom leather and custom fabric-upholstered furniture. It is ranked among the nation’s largest publicly traded furniture sources, based on 2018 shipments to U.S. retailers, according to a 2019 survey by a leading trade publication. Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand.  Hooker’s residential upholstered seating product lines include Bradington-Young, a specialist in upscale motion and stationary leather furniture, Sam Moore Furniture, a specialist in upscale occasional chairs, settees, sofas and sectional seating with an emphasis on cover-to-frame customization, Hooker Upholstery, imported upholstered furniture targeted at the upper-medium price-range and Shenandoah Furniture, an upscale upholstered furniture company specializing in private label sectionals, modulars, sofas, chairs, ottomans, benches, beds and dining chairs in the upper-medium price points for lifestyle specialty retailers.  The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. The Home Meridian division addresses more moderate price points and channels of distribution not currently served by other Hooker Furniture divisions or brands. Home Meridian’s brands include Accentrics Home, home furnishings centered around an eclectic mix of unique pieces and materials that offer a fresh take on home fashion, Pulaski Furniture, casegoods covering the complete design spectrum in a wide range of bedroom, dining room, accent and display cabinets at medium price points, Samuel Lawrence Furniture, value-conscious offerings in bedroom, dining room, home office and youth furnishings, Prime Resources, value-conscious imported leather upholstered furniture, and Samuel Lawrence Hospitality, a designer and supplier of hotel furnishings. Hooker Furniture Corporation’s corporate offices and upholstery manufacturing facilities are located in Virginia and North Carolina, with showrooms in High Point, N.C. and Ho Chi Minh City, Vietnam. The company operates eight distribution centers in North Carolina, Virginia, California and Vietnam. Please visit our websites hookerfurniture.com, bradington-young.com, sammoore.com, hcontractfurniture.com, homemeridian.com, pulaskifurniture.com, accentricshome.com and slh-co.com.

Certain statements made in this release, other than those based on historical facts, may be forward-looking statements. Forward-looking statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as “believes,” “expects,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “would,” “could”  or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy.  Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Those risks and uncertainties include but are not limited to: (1) general economic or business conditions, both domestically and internationally, and instability in the financial and credit markets, including their potential impact on our (i) sales and operating costs and access to financing or (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (2) adverse political acts or developments in, or affecting, the international markets from which we import products, including duties or tariffs imposed on those products by foreign governments or the U.S. government, such as the current U.S. administration imposing a 25% tariff on certain goods imported into the United States from China, including almost all furniture and furniture components manufactured in China, with the potential for additional or increased tariffs in the future; (3) sourcing transitions away from China, including the lack of adequate manufacturing capacity and skilled labor and longer lead times, due to competition and increased demand for resources in other countries; (4) changes in U.S. and foreign government regulations and in the political, social and economic climates of the countries from which we source our products; (5) the risks specifically related to the concentrations of a material part of our sales and accounts receivable in only a few customers; (6) our inability to collect amounts owed to us; (7) disruptions involving our vendors or the transportation and handling industries, particularly those affecting imported products from Vietnam and China, including customs issues, labor stoppages, strikes or slowdowns and the availability of shipping containers and cargo ships; (8) the interruption, inadequacy, security breaches or integration failure of our information systems or information technology infrastructure, related service providers or the internet or other related issues including unauthorized disclosures of confidential information or inadequate levels of cyber-insurance or risks not covered by cyber insurance; (9) disruptions and damage (including due to weather) affecting our Virginia, North Carolina or California warehouses, our Virginia or North Carolina administrative facilities or our representative offices or warehouses in Vietnam and China; (10) achieving and managing growth and change, and the risks associated with new business lines, acquisitions, restructurings, strategic alliances and international operations; (11) risks associated with our reliance on offshore sourcing and the cost of imported goods, including fluctuation in the prices of purchased finished goods, ocean freight costs and warehousing costs and the risk that a disruption in our offshore suppliers could adversely affect our ability to timely fill customer orders; (12) higher than expected employee medical and workers’ compensation costs that may increase the cost of our high-deductible healthcare and workers compensation plans; (13) our ability to successfully implement our business plan to increase sales and improve financial performance; (14) product liability claims; (15) risks related to our other defined benefit plans; (16) the possible impairment of our long-lived assets, which can result in reduced earnings and net worth; (17) the cost and difficulty of marketing and selling our products in foreign markets; (18) price competition in the furniture industry; (19) difficulties in forecasting demand for our imported products; (20) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (21) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers’ income available for discretionary purchases, and the availability and terms of consumer credit; (22) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials, as well as changes in transportation, warehousing and domestic labor costs, availability of skilled labor, and environmental compliance and remediation costs; (23) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (24) capital requirements and costs, including the servicing of our floating-rate term loans; (25) competition from non-traditional outlets, such as internet and catalog retailers; (26) changes in consumer preferences, including increased demand for lower-quality, lower-priced furniture due to, among other things, fluctuating consumer confidence, amounts of discretionary income available for furniture purchases and the availability of consumer credit; and (27) other risks and uncertainties described under Part I, Item 1A. "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2019. Any forward-looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise and you should not expect us to do so.

For more information, contact:
Paul B. Toms Jr.
Chairman and Chief Executive Officer
Phone: (276) 632-2133, or
Paul A. Huckfeldt, Senior Vice President, Finance & Accounting & Chief Financial Officer
Phone: (276) 666-3949

Table I
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)
	For the
	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 4,	July 29,	August 4,	July 29,
	2019	2018	2019	2018

Net sales	$152,248	$168,661	$287,766	$311,553

Cost of sales	123,422	132,516	233,423	243,442
Casualty loss	-	500	-	500
Total Cost of sales	123,422	133,016	233,423	243,942

Gross profit	28,826	35,645	54,343	67,611

Selling and administrative expenses	22,462	23,184	44,478	45,171
Intangible asset amortization	596	596	1,192	1,192

Operating income	5,768	11,865	8,673	21,248

Other (expense)/income, net	(32)	73	(94)	77
Interest expense, net	328	364	669	745

Income before income taxes	5,408	11,574	7,910	20,580

Income tax expense	1,248	2,881	1,763	4,730

Net income	$4,160	$8,693	$6,147	$15,850

Earnings per share
Basic	$0.35	$0.74	$0.52	$1.35
Diluted	$0.35	$0.74	$0.52	$1.34

Weighted average shares outstanding:
Basic	11,787	11,760	11,778	11,755
Diluted	11,810	11,784	11,811	11,775

Cash dividends declared per share	$0.15	$0.14	$0.30	$0.28

Table II
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)
(Unaudited)
	For the
	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 4,	July 29,	August 4,	July 29,
	2019	2018	2019	2018

Net Income	$4,160	$8,693	$6,147	$15,850
Other comprehensive income (loss):
Amortization of actuarial loss	37	43	74	86
Income tax effect on amortization	(9)	(10)	(18)	(21)
Adjustments to net periodic benefit cost	28	33	56	65

Reclassification of tax effects due to the adoption of
ASU 2018-02	-	-	-	111

Total Comprehensive Income	$4,188	$8,726	$6,203	$16,026

Table III
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

As of	August 4,	February 3,
	2019	2019
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$13,289	$11,435
Trade accounts receivable, net	86,298	112,557
Inventories	113,593	105,204
Income tax recoverable	3,856	-
Prepaid expenses and other current assets	6,966	5,735
Total current assets	224,002	234,931
Property, plant and equipment, net	30,925	29,482
Cash surrender value of life insurance policies	24,763	23,816
Deferred taxes	2,349	4,522
Operating leases right-of-use assets	42,536	-
Intangible assets, net	34,563	35,755
Goodwill	40,058	40,058
Other assets	1,414	1,152
Total non-current assets	176,608	134,785
Total assets	$400,610	$369,716

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of term loans	$5,846	$5,829
Trade accounts payable	31,829	40,838
Accrued salaries, wages and benefits	5,146	8,002
Income tax accrual	-	3,159
Customer deposits	5,498	3,023
Current portion of lease liabilities	6,447	-
Other accrued expenses	4,597	3,564
Total current liabilities	59,363	64,415
Long term debt	26,697	29,628
Deferred compensation	10,847	11,513
Lease liabilities	36,567	-
Other long-term liabilities	3	984
Total long-term liabilities	74,114	42,125
Total liabilities	133,477	106,540

Shareholders’ equity
Common stock, no par value, 20,000 shares authorized,
11,838 and 11,785 shares issued and outstanding on each date	50,844	49,549
Retained earnings	215,986	213,380
Accumulated other comprehensive income	303	247
Total shareholders’ equity	267,133	263,176
Total liabilities and shareholders’ equity	$400,610	$369,716

Table IV
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)
	Twenty-Six Weeks Ended
	August 4,	July 29,
	2019	2018
Operating Activities:
Net income	$6,147	$15,850
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	3,471	3,689
Gain on disposal of assets	(285)	(48)
Deferred income tax expense	2,155	748
Non-cash restricted stock and performance awards	558	548
Provision for doubtful accounts and sales allowances	1,053	(785)
Gain on life insurance policies	(624)	(504)
Changes in assets and liabilities
Trade accounts receivable	25,206	10,842
Inventories	(8,389)	(14,584)
Income tax recoverable	(3,856)	-
Prepaid expenses and other current assets	(3,191)	(672)
Trade accounts payable	(9,058)	4,281
Accrued salaries, wages and benefits	(2,856)	(1,804)
Accrued income taxes	(3,159)	(3,719)
Customer deposits	2,475	798
Operating lease liabilities	187	-
Other accrued expenses	1,033	702
Deferred compensation	145	42
Other long-term liabilities	-	81
Net cash provided by operating activities	11,012	15,465

Investing Activities:
Purchases of property, plant and equipment	(3,659)	(833)
Proceeds received on notes receivable	1,459	70
Premiums paid on life insurance policies	(489)	(529)
Proceeds received on life insurance policies	-	1,225
Net cash used in investing activities	(2,689)	(67)

Financing Activities:
Payments for long-term debt	(2,928)	(13,786)
Cash dividends paid	(3,541)	(3,296)
Net cash used in financing activities	(6,469)	(17,082)

Net increase/(decrease) in cash and cash equivalents	1,854	(1,684)
Cash and cash equivalents at the beginning of year	11,435	30,915
Cash and cash equivalents at the end of quarter	$13,289	$29,231

Supplemental schedule of cash flow information:
Interest paid, net	$6,622	$7,699
Income taxes paid, net	599	632

Supplemental schedule of noncash investing activities:
Increase in lease liabilities arising from obtaining right-of-use assets	$266	$-
Increase in property and equipment through accrued purchases	49	20

Table V
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
NET SALES AND OPERATING INCOME BY SEGMENT
(In thousands)
(Unaudited)

	Thirteen Weeks Ended				Twenty-Six Weeks Ended
	August 4,		July 29,		August 4,		July 29,
	2019		2018		2019		2018
		% Net		% Net		% Net		% Net
Net Sales		Sales		Sales		Sales		Sales
Hooker Branded	$39,405	25.9%	$40,551	24.0%	$79,004	27.5%	$83,322	26.7%
Home Meridian	87,188	57.3%	101,022	59.9%	154,818	53.8%	171,618	55.1%
All Other	25,655	16.8%	27,088	16.1%	53,944	18.7%	56,613	18.2%
Consolidated	$152,248	100%	$168,661	100%	$287,766	100%	$311,553	100%

Operating Income
Hooker Branded	$4,088	10.4%	$4,943	12.2%	$9,265	11.7%	$11,669	14.0%
Home Meridian	(66)	-0.1%	5,628	5.6%	(5,059)	-3.3%	5,339	3.1%
All Other	1,746	6.8%	1,294	4.8%	4,467	8.3%	4,240	7.5%
Consolidated	$5,768	3.8%	$11,865	7.0%	$8,673	3.0%	$21,248	6.8%